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Exhibit 99.2

        In accordance with general instruction B.2 of Form 8-K, the information in this exhibit is furnished pursuant to Item 9 and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

COMBINED INTERIM FINANCIAL STATEMENTS
OF SCHMALBACH–LUBECA BEVERAGE CANS AND SUBSIDIARIES

Schmalbach-Lubeca

Beverage Cans

Unaudited Combined Statements of Income

(in thousands of Euros)

	For the 9 months ended 30/09/02	For the 9 months ended 30/09/01
Sales	888,375	716,247

Cost of Sales	(663,111)	(574,569)

Gross Profit	225,264	141,678

Selling expenses	(27,142)	(17,424)

General and administrative expenses	(34,300)	(37,007)

Other operating income	25,619	13,064

Other operating expenses	(41,869)	(20,675)

Income from operating activities	147,572	79,636
Interest expense	(13,980)	(21,415)
Income before income taxes and minority interests	133,592	58,221
Taxes on income	(41,368)	(17,619)

Income before minority interests	92,224	40,602

Minority interests share of income	—	1,365

Net income	92,224	41,967

The accompanying notes are an integral part of these combined financial statements.

Schmalbach-Lubeca

Beverage Cans

Unaudited Combined Balance Sheet

(in thousands of Euros)

	30/09/2002	31/12/2001
Assets
Fixed assets
Intangible assets	127,723	101,408

Property, plant and equipment	320,570	367,613

Shares in associated companies	73	6,825

Other financial assets	64,291	64,850
	512,657	540,696
Current assets
Inventories	97,860	97,498

Accounts receivable, trade	122,513	73,891

Other receivables and assets	34,231	24,442

Liquid funds	40,368	5,131
	294,972	200,962
Deferred charges and prepaid expenses
Deferred taxes	5,541	13,081

Other prepaid expenses	89	1,036

	5,630	14,117
Total assets	813,259	755,775
Liabilities and Divisional Equity
Divisional equity
SL-AG investment in Beverage Can Product Group	173,748	4,742

Minority interests	—	20,555
Reserves and accrued liabilities
Pension reserves and accruals for similar obligations	251,153	248,321

Accrued taxes	84,912	41,583

Other reserves and accrued liabilities	32,771	25,431

	368,836	315,335
Liabilities
Liabilities due to banks	93,119	67,059
Liabilities due to parent	—	173,950

Accounts payable, trade	136,643	118,665

Other liabilities	40,270	54,628

	270,032	414,302
Deferred income	643	841

Total Liabilities and Divisional Equity	813,259	755,775

The accompanying notes are an integral part of these combined financial statements.

Schmalbach-Lubeca

Beverage Cans

Unaudited Development of the Divisional Equity

(in thousands of Euros)

Divisional Equity
As at 31 December 2000	(63,678)

Currency adjustments	554

Net income	41,967

As at 30 September 2001	(21,157)

Currency adjustments	6,335

Net income	19,564

As at 31 December 2001	4,742

Conversion of S-L AG advances to equity	87,426

Currency adjustments	(10,644)

Net income	92,224

As at 30 September 2002	173,748

The accompanying notes are an integral part of these combined financial statements.

Schmalbach-Lubeca

Beverage Cans

Unaudited Condensed Combined Statements of Cash Flows

(in thousands of Euros)

		For the 9 months ended 30/09/02	For the 9 months ended 30/09/01
I.	Cash flow from operations	139,000	16,973
II.	Cash flow from investing activities	(64,316)	(12,243)
	Subtotal of cumulated cash flow	74,684	4,730
III.	Cash flow from financing activities	(37,170)	28,582
	Funds available
	Changes in funds affecting payments	37,514	33,312

	+Changes in funds resulting from exchange rates and valuations	(2,277)	(554)

	+Funds at the beginning of the period	5,131	2,075

IV.	Funds at the end of the period	40,368	34,833

The accompanying notes are an integral part of these combined financial statements.

Schmalbach-Lubeca

Beverage Cans

Notes to the Unaudited Combined Financial Statements

Schmalbach-Lubeca AG

        Schmalbach-Lubeca ("S-L AG") is established in the legal form of a German Aktiengesellschaft (AG) and is located in Ratingen, Germany. The company is registered in the commercial register of Dusseldorf, Germany. S-L AG is a subsidiary of AV Packaging GmbH, Munich ("AVP"), which holds 97.6% of the shares in S-L AG, with the remaining 2.4% of the shares held by external shareholders. Substantially all the shares in AVP are held by E.ON AG and Allianz Capital Partners GmbH, a subsidiary of Allianz AG. At December 31, 2001, S-L AG consisted of 8 German and 70 non-German fully consolidated companies, one associated company included at equity and one investment included at cost. S-L AG was comprised of three operating segments, PET containers, White Cap closures and Beverage cans. PET containers manufactures returnable and one-way PET bottles, preforms and tooling and moulds for injection molding and stretch-blow molding machines. White Cap closures manufactures plastic and composite closures for oxygen-sensitive, vacuum-packaged and aseptically vacuum-packaged food products and beverages. Beverage cans manufactures two-piece tinplate and aluminum beverage cans and ends ("Beverage Can Operations").

Divestments

        On May 8, 2002, S-L AG announced agreement for the sale of both the PET container and White Cap closures operations to the Australian packaging company Amcor Limited ("Amcor Transaction"). The transaction closed on July 1, 2002.

        On August 29, 2002, S-L AG announced agreement for the sale of the stock of S-L AG (the "Ball Transaction") to the American based packaging company Ball Corporation ("Ball"). Ball will be acquiring the German-based company for approximately EUR 922.3 million in cash plus assumption of S-L AG's pension liabilities, which, for purposes of establishing the purchase price, were valued at December 31, 2001 at approximately EUR 245 million, less the assumption of approximately EUR 16 million of debt. The final purchase price is subject to working capital and other post-closing adjustments. The transaction is expected to close in late 2002 or early 2003.

        Proceeds from the Amcor Transaction were used to liquidate the debt of S-L AG, except the EUR 16 million of debt to be assumed by Ball and minor amounts related to specific tax positions in certain countries, which will be liquidated prior to closing of the Ball Transaction. Any remaining proceeds will be distributed to AVP prior to the closing of the Ball Transaction. In addition, a reorganization of S-L AG will occur prior to the close of the Ball Transaction in order to remove certain other assets and liabilities that Ball is not acquiring, primarily a share investment in Impress Metal Packaging Holdings B.V, which is accounted for at cost.

        At the closing of the Ball Transaction, S-L AG will primarily consist of the Beverage Can Operations, the S-L AG corporate headquarters function and certain acquired assets and liabilities of S-L AG. At the closing, the Beverage Can Operations will consist of 10 can plants, 2 end facilities, and a technical center. These facilities are located in Germany, England, France, Netherlands, and Poland. An investment in China was sold in June 2002.

Basis of combination and presentation

        These combined financial statements include substantially all of the assets, liabilities, results of operations and cash flows attributable to the historical Beverage Can Operations of S-L AG in addition to the S-L AG corporate headquarters function allocated to the Beverage Can Operations and certain acquired assets and liabilities of S-L AG to be acquired (hereinafter referred to collectively as "Beverage Cans"). The Beverage Can Operations constitute a single business segment based primarily in Europe. As such, no segment reporting is included in the Beverage Cans combined financial statements. Beverage Cans is not a separate legal entity and has not been separately financed. The combined financial statements are prepared on a historical cost basis from the books and records of the Beverage Can Operations and S-L AG.

        The Beverage Cans combined financial statements have been prepared on the basis of established accounting methods, practices, procedures and policies and the accounting judgments and estimation methodologies used by Beverage Cans and S-L AG as explained below. Beverage Cans combined financial statements are prepared in accordance with the International Accounting Standards ("IAS") of the International Accounting Board ("IAB"), taking into account the interpretations of the Standing Interpretations Committee ("SIC"). IAS differs in certain respects from generally accepted accounting principles ("GAAP") in the United States and certain other countries. Material differences between IAS and GAAP that effect the Beverage Cans combined financial statements are discussed in the notes to these combined financial statements.

        The combined statement of income includes all items of revenue and income generated by the Beverage Can Operations and all items of expense directly incurred by it and expenses charged or allocated to it by S-L AG in the normal course of business. Certain S-L AG corporate expenses were allocated to the combined financial statements of Beverage Cans as representative of costs related to the Beverage Can Operations. The basis of allocation of S-L AG expenses, assets and liabilities is discussed in Summary of Significant Accounting Policies.

Summary of Significant Accounting Policies

Allocation of S-L AG Corporate assets, liabilities and expenses

        The Beverage Cans combined financial statements include an allocation of selected corporate assets and liabilities and expenses of S-L AG's corporate headquarters, including certain expenses recorded in S-L AG consolidation entries (referred to collectively as "Corporate").

Expense Allocations

        The Beverage Can Operations, as a part of Beverage Cans, receive the benefit of certain services rendered by S-L AG (the allocation of Interest and Taxes are discussed separately below). Costs incurred primarily include the costs of the headquarter function such as personnel costs, supplies, outside services and other costs related to the corporate, accounting, legal, treasury, tax, information services and purchasing functions. Where it is possible to specifically identify these costs as relating to the Beverage Can Operations, the costs are charged directly to Beverage Cans, at cost. Where it is possible to specifically identify costs related to the PET containers and White Cap closure operations, the costs are charged directly to those operations and are therefore excluded from the Beverage Cans combined financial statements. Where it is not possible to specifically identify the costs as relating to Beverage Cans or the PET container and White Cap closure operations, a portion of the total costs for these services are allocated, at cost, to Beverage Cans. The allocation process for these costs differs based on whether the costs relate to S-L AG operations within Germany, S-L AG operations outside Germany or S-L AG costs not specifically related to or specifically identifiable as German or non-German operations.

        The costs specifically identified as relating to the operations within Germany are allocated to all operating units (i.e., Beverage Can Operations, PET containers and White Cap closures) based on their respective revenues within Germany relative to total consolidated S-L AG revenues within Germany. The costs specifically identified as relating to the operations outside of Germany are allocated to all operating units based upon their respective revenues outside of Germany relative to total consolidated S-L AG revenues outside of Germany. Finally, the costs that cannot be specifically identified as relating to German or non-German operations are allocated to all operating units based upon their respective revenues relative to total consolidated S-L AG revenues.

        These allocated costs are included in the appropriate line on the Beverage Cans combined statement of income according to the nature of the costs.

Interest Expense

        Interest expense is determined for the Beverage Cans combined financial statements based upon the level of debt assigned to Beverage Cans relative to the overall debt of consolidated S-L AG. The allocation of debt is discussed below. Interest related to debt held by, or directly attributable to, the fully included subsidiaries that contain the Beverage Can Operations is retained in the Beverage Cans combined financial statements.

Taxes

        Beverage Cans' results have been historically included in the S-L AG, and subsidiary, applicable country and local tax returns that in some cases were filed in combined group returns, including the PET container and White Cap closure operations. The provision for income taxes, the related assets and liabilities and the disclosures in the footnotes for the Beverage Cans combined financial statements are presented and based upon a calculation of a standalone Beverage Cans tax provision on a separate return basis for each company in the Beverage Can Operations. There is also a tax provision based on the allocation of the Corporate costs assigned to Beverage Cans and the net income before taxes of the German beverage can plants and technical center owned by S-L AG.

Balance Sheet Allocations

        The assets and liabilities of Corporate are allocated to Beverage Cans in a manner consistent with the allocation of expenses. However, the pension obligations of S-L AG, excluding obligations for active participants related to the PET containers and White Cap closure operations, have been included in the Beverage Cans combined financial statements consistent with the Share Sale and Transfer Agreement between Ball and AVP. The debt reflected in the combined financial statements of Beverage Cans consists of all debt directly attributable to the Beverage Can Operations and advances from S-L AG ("Advances"). Advances are provided or repaid for all periods based upon the net cash inflow or outflow of Beverage Cans in excess of the debt directly attributable to the Beverage Can Operations. Interest on Advances is recorded in Beverage Cans at a rate consistent with the average cost of third party debt, including in some periods related party debt, obtained by S-L AG.

        Management believes that the accounting judgments, estimations and allocations made in preparing these combined financial statements are reasonable under the circumstances; however, the costs allocated are not necessarily indicative of the costs that would have been incurred if Beverage Cans had incurred these costs and performed these functions as a standalone entity. In addition, there can be no assurances that such allocations will necessarily be indicative of future results or what the financial position and results of the operations of Beverage Cans would have been had it been a separate, standalone entity during the periods presented.

Principles of Combination

        These combined financial statements include the accounts of Beverage Cans after eliminating profits and losses on transactions within the Beverage Cans group. Fully combined in the balance sheet for Beverage Cans at December 31, 2001, are 4 German and 12 non-German subsidiaries, along with 3 operating plants and the technical center owned by S-L AG. The fully included subsidiaries consist of Continental Can Europe Beteiligungsgesellschaft GmbH, Schmalbach-Lubeca Getrankedosen GmbH, Schmalbach-Lubeca Unterstützungskasse GmbH, Continental Can UK Holding Company Ltd., Continental Can Company Ltd., Schmalbach-Lubeca Nederland B.V., Continental Can Benelux B.V., Continental Can France S.A.S., Continental Can La Ciotat S.A.S., Continental Can Handelsgesellschaft GmbH, Continental Can Polska Sp. z.o.o., Continental Can Trading Sp. z.o.o., Continental Can Europe Espana S.A. i.L., Schmalbach-Lubeca South East Europe d.o.o., Recal Organizacja Odzysku S.A. and Pacific Can Enterprises Company Limited. North Pacific Can Co. (Dalian) Ltd., an associate investment, is included under the equity method of accounting. The combined financial statements also fully include three dormant companies and four insignificant companies whose assets and liabilities are allocated to Beverage Cans. These seven companies will be transferred to an affiliate of AVP prior to closing of the Ball Transaction.

        The combined financial statements include the consolidation of the subsidiaries specified above. Significant intercompany transactions are eliminated. The associate investments included under the equity method of accounting are 50% or less owned investments and Beverage Cans does not control, but exercises significant influence over, operating and financial affairs. Other investments that are less than 20% owned are carried at cost.

        Subsidiaries are eliminated from the combined balance sheet when control ceases. Goodwill relating to the divested subsidiaries or parts of subsidiaries is taken into account as a disposal affecting net earnings.

General

        The accompanying condensed interim combined financial statements have been prepared in accordance with IAS 34 "Interim Financial Reporting" by Beverage Cans without audit. The same accounting policies and methods of computation are followed in the interim financial statements as compared with the most recently prepared Beverage Cans combined annual financial statements. Certain information and footnote disclosures, included in the Beverage Cans combined annual financial statements prepared in accordance with IAS of the IAB, taking into account the interpretations of the SIC, have been condensed or omitted. IAS differs in certain respects from US GAAP and GAAP in certain other countries. Material differences between IAS and US GAAP that effect the Beverage Cans' financial statements are discussed below.

        The preparation of financial statements in conformity with IAS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. These estimates are based on historical experience and various other assumptions believed to be reasonable under the circumstances. However, management of Beverage Cans believes that the financial statements reflect all adjustments of a normal recurring nature and are necessary for a fair statement of the results for the interim period. Actual results could differ from these estimates under different assumptions or conditions.

        Results of operations for the periods shown are not necessarily indicative of results for the year, particularly in view of some seasonality in packaging operations. It is suggested that these unaudited condensed combined financial statements and accompanying notes be read in conjunction with Beverage Can's combined financial statements and the accompanying notes thereto.

Significant Events

        In the first nine months of 2002, Beverage Cans sales increased 24% to EUR 888 million (previous interim period EUR 716 million). Earnings before interest and taxes for the first nine months rose to EUR 147.6 million (previous interim period EUR 79.6 million). Increases in volumes in France and the United Kingdom following the acquisition of plants in La Ciotat and Runcorn were significant factors in these increases. In addition, operating margins increased for the nine-month period ended September 30, 2002, as compared to the comparable prior year period, primarily due to a decrease in aluminum prices.

        Capital expenditures in the first nine months of 2002 were higher than the comparable prior year interim period. The largest individual projects were the installation of an additional can end press at the Braunschweig plant and the modernization of a can production line at the plant in Oss, the Netherlands.

        In the nine months ended September 30, 2002, Beverage Cans acquired the minority shareholding in its British company previously held by a financial investor. The total purchase price was EUR 51 million and resulted in additional goodwill of EUR 31 million.

        In June 2002, Beverage Cans sold its investment in China for EUR 12 million. The transaction resulted in a loss of EUR 1.4 million.

        On September 30, 2002, one of our subsidiaries in Poland received a tax assessment relating to corporate income tax for the year 1996. Beverage Cans was granted a tax holiday by the Polish authorities in 1995, provided that it met certain conditions which included complying with environmental regulations and achieving certain export sales ratios. The tax assessment challenges many aspects of the subsidiary's business, including whether it had met the environmental requirements contained in the tax holiday. The assessment also questioned the appropriateness of transfer pricing policies between the subsidiary and related companies within the group, which could impact export sales ratios contained in the tax holiday. If the challenge by the tax authority is successful, we may be liable for corporate income tax on profits generated in Poland for the period from 1996 onwards together with late payment interest. We presently estimate that the potential liability amounts to EUR 15 to 27 million for which no provision has been made. We have submitted an appeal against the tax assessment, which is currently being considered by the authorities. At this time, Beverage Cans believes that it is not probable that the liability will be incurred.

Significant differences between IAS and United States Generally Accepted Accounting Principles (US GAAP)

        The Operation's consolidated financial statements have been prepared in accordance with IAS, which as applied by the Operation, differs in certain significant respects from US GAAP. The effects of the application of US GAAP to net income and equity are set out in the tables below:

	Notes	For the 9 Months Ended 30/09/02	For the 9 Months Ended 30/09/01
Net income reported under IAS		92,224	41,967

US GAAP adjustments:
Capital leases	a	(73)	(75)

Capitalized interest	b	(80)	367

Depreciation adjustment on impaired assets	c	2,516	—

Negative goodwill — amortization adjustment	d	(743)	—

Negative goodwill — depreciation adjustment	d	469	—

Deferred taxes on above adjustments	e	(1,058)	(198)

Goodwill — amortization adjustment	f	5,826	—

New basis of accounting	g	4,217	(8,835)

Basis adjustment	j	5,900	—

Net income reported under US GAAP		109,198	33,226
	Notes	For the 9 Months Ended 30/09/02	For the 9 Months Ended 30/09/01
Equity reported under IAS		173,748	(21,157)
US GAAP adjustments:
Capital vs. operating leases — fixed assets	a	2,575	2,729

Capital vs. operating leases — debt	a	(3,179)	(3,235)

Capitalized interest — fixed assets	b	1,112	1,218

Fixed asset impairment charges — fixed assets	c	(17,366)	—

Negative goodwill	d	3,965	—

Negative goodwill — fixed assets	d	(6,880)	—

Deferred taxes on above adjustments	e	7,855	(474)

Goodwill — amortization adjustment	f	5,826	—

New basis of accounting	g	573,446	572,872

		741,102	551,953

        (a)  Capital leases

        Under IAS, lease costs are accounted for in accordance with IAS 17, "Leases." For purposes of US GAAP, leases are accounted for in accordance with SFAS No. 13 "Accounting for Leases." SFAS

No. 13 is more prescriptive than IAS; for example, in order to qualify as a finance lease rather than an operating lease, under US GAAP, the lease payments cannot exceed 90% of the original cost of the asset. Therefore, certain costs permitted to be expensed as lease expense under IAS must be capitalized under US GAAP. The reconciliation reflects the impact of capitalization of certain operating leases under US GAAP.

        (b)  Capitalized interest

        IAS 23 "Borrowing Costs" provides the option to companies of capitalizing financing costs. Beverage Cans does not capitalize financing costs. US GAAP requires the capitalization of borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset. Therefore, certain costs permitted to be accounted for as interest expense under IAS must be capitalized under US GAAP. The effects of the capitalization and depreciation of financing costs related to significant plant and equipment construction projects is reflected in the reconciliation.

        (c)  Impairment Losses

        Under IAS 36 "Impairment Assets" impairment losses are recognized whenever the carrying amount of an asset exceeds its recoverable amount. Under US GAAP, an impairment loss should be recognized under similar circumstances and provisions to IAS 36. However, under US GAAP, after an impairment loss is recognized, the reduced carrying value of the asset shall be accounted for as its new cost and restoration of previously recognized impairment losses is not permitted. In December 2000, it was determined in accordance with IAS and US GAAP that an impairment charge of EUR 20 million was required for certain operating assets. In the fourth quarter of 2001, events occurred, primarily related to the transactions described in Note 15, which impacted the future expected cash flows of these operating assets such that a restoration of the 2000 impairment loss was permitted under IAS 36. However, under US GAAP, the restoration of the impairment loss to the carrying value of the property is not permitted. Therefore, the effect of reversing the impairment loss in the IAS statements and the resulting impact on the carrying value and depreciation expense under US GAAP is reflected in the reconciliation.

        (d)  Negative goodwill

        Under IAS, when the fair market value of the acquired assets less liabilities exceeds the purchase price, the purchase price allocation results in negative goodwill, and the negative goodwill is amortized over the appropriate period. Under US GAAP, the excess is allocated as a reduction of non-current assets. The reconciliation reflects the reduction of the carrying value of plant machinery and equipment to eliminate the negative goodwill recorded under IAS and reflects the impact on net income due to the difference in depreciation of the plant and machinery versus the amortization under IAS of the negative goodwill.

        (e)  Deferred Taxes

        Deferred taxes have been provided on all adjustments at the applicable local country rate to which the adjustment applies.

        (f)    Goodwill

        Under IAS 22 "Business Combinations" Goodwill is amortized on a systematic basis over its useful life. Under US GAAP FAS No. 142 requires that goodwill, including previously existing goodwill, and intangible assets with indefinite lives will no longer be amortized but should be tested for impairment annually. The reconciliation reflects the elimination of the amortization of goodwill. No transition adjustment was required as the impairment tests required upon adoption in January 1, 2002, have been performed and no impairment exists at this time.

        (g)  New Basis of Accounting

        Prior to June 19, 2000, S-L AG was owned 60% by VIAG. On June 19, 2000, VIAG merged with VEBA to form what is now E.ON AG. In preparation for a potential investment by Allianz in S-L AG, E.ON AG contributed its investment in S-L AG to AVP. On September 4, 2000, Allianz acquired 51% of AVP through an investment in newly issued capital. Also on September 4, 2000, all but the remaining 2.7% external shareholders of S-L AG at that time tendered their S-L AG shares to AVP. As a result of these transactions, AVP owned 97.3% of S-L AG.

        Under rules and regulations promulgated by the Securities and Exchange Commission, because the cumulative percentage of S-L AG acquired by AVP after the September 4, 2000, acquisition exceeded 95%, the Beverage Cans combined financial statements should be reflected as of the end of August 2000 on a "push down" accounting basis. Therefore, a new basis of accounting was established effective for August 31, 2000, reflecting the fair values of acquired assets and liabilities. The consideration allocated to the beverage can operations from the consideration for the acquisition of 97.3% of S-L AG was EUR 591.6 million. This purchase price was allocated to the assets and liabilities of Beverage Cans based on the respective fair market values as follows:

	Historical Cost (EUR 000's)	Fair Value (EUR 000's)	Useful Life (years)
Intangible assets	6,100	35,562	5—7.3
Goodwill	110,646	602,846
Property, plant and equipment	335,596	452,800	2—26
Shares in associated companies	18,776	18,776
Other financial assets	65,178	65,178
Inventories	83,892	90,165
Accounts receivable, trade	98,969	98,969
Other receivables and assets	31,255	31,255
Liquid funds	21,730	21,730
Other prepaid assets	1,002	1,002
Pension reserves and accruals for similar obligations	(248,996)	(248,996)
Current and deferred taxes	172	(53,353)
Other reserves and accrued liabilities	(58,919)	(58,919)
Liabilities due to banks and bonds	(154,542)	(154,542)
Related party loans	(139,965)	(139,965)
Other liabilities	(64,918)	(64,918)
Accounts payable, trade	(115,116)	(115,116)
Deferred income	(10,777)	(10,777)
Minority interests	(23,243)	(23,243)

	(43,160)	548,454

        As a result of the new basis of accounting, net assets were increased and additional charges are reflected in the reconciliation from IAS to US GAAP. The new basis of accounting is reflected in all periods subsequent to August 31, 2000. The pro forma impact on net income consisted of the effects of depreciation of fixed assets and the amortization of goodwill and intangible assets.

        (h)  Pensions

        Based upon a review by independent appraisers and the provisions of the Beverage Cans pension plans, there were no significant differences in determining the pension expense and related assets and liabilities under IAS and US GAAP. Therefore, the impact on net investment and net income would be the same. Under IAS, Beverage Cans reflects the interest cost element as interest expense, rather than cost of sales. Under US GAAP, the interest cost is included as pension expense and therefore reflected in cost of sales. The reclassification of pension expense to cost of sales from interest expense under US GAAP was EUR 10.5 million for the nine months ended September 30, 2002 and EUR 10.0 million for the nine months ended September 30, 2001. There was no impact on net income.

        (i)    Basis adjustment

        In June 2002, Beverage Can's investment in China was sold for EUR 12 million that resulted in a loss of EUR 1.4 million under IAS. The loss included the write-off of EUR 5.9 million for goodwill that had been previously offset against equity under IAS 22, prior to amendment in 1995. For US GAAP purposes, this goodwill has been previously written off in the four-month period ending December 31, 2000. Therefore, a US GAAP adjustment is required to reverse the charge taken for IAS for the EUR 5.9 million of goodwill. The US GAAP difference results from the cost basis difference between US GAAP and IAS at the time of sale.

        (j)    New US accounting standards

        In July 2001, the FASB issued Statement of Financial Accounting Standards ("FAS") No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." This standard will be effective for Beverage Cans for the year ending December 31, 2003. The standard provides the accounting requirements for retirement obligations associated with tangible long-lived assets. The standard requires that the obligation associated with the retirement of the tangible long-lived assets be capitalized into the asset cost at the time of initial recognition. The liability is then discounted to its fair value at the time of recognition using the guidance provided by the standard. We have not yet quantified the impact that adoption of FAS No. 143 will have on our results of operations and financial position.

        In April 2002, the FASB issued FAS No. 145, "Rescission of FASB Statement Nos. 4, 44 and 64, amendment of FASB Statement No. 12, and Technical Corrections" ("FAS No. 145"). FAS No. 145 is effective for fiscal years beginning and certain transactions entered into after May 15, 2002. The issues and amendments addressed by FAS No. 145 are not expected to have a material effect on the financial position or results of operations of the Beverage Cans.

        In June 2002 the FASB issued FAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," ("FAS No. 146"). FAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities (excluding an entity newly acquired in a business combination), often referred to as "restructuring costs", and nullifies prior accounting guidance with respect to such costs. This Statement will spread out the reporting of expenses related to restructurings initiated after 2002, because a commitment to a plan to exit an activity or dispose of long-lived assets will no longer be enough to record a liability for the anticipated costs. The provisions of FAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002, with no retroactive restatement allowed. Beverage Cans is unable to determine at this time whether these costs will be incurred or whether they will be material to its results of operations or financial position.

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  Exhibit 99.2
Schmalbach-Lubeca Beverage Cans Unaudited Combined Statements of Income (in thousands of Euros)
Schmalbach-Lubeca Beverage Cans Unaudited Combined Balance Sheet (in thousands of Euros)
Schmalbach-Lubeca Beverage Cans Unaudited Development of the Divisional Equity (in thousands of Euros)
Schmalbach-Lubeca Beverage Cans Unaudited Condensed Combined Statements of Cash Flows (in thousands of Euros)
Schmalbach-Lubeca Beverage Cans Notes to the Unaudited Combined Financial Statements